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                                                                    EXHIBIT BB


                             LCO INVESTMENTS LIMITED
                                 St. Peter Port
                            Guernsey, Channel Islands


                                                  Draft August 17, 1999


Mr. Harry R. Thompson Jr.
169 East 78th Street
New York, NY  10021

Dear Mr. Thompson:

         You have agreed to act as a marketing consultant to BriteSmile Inc., a company of which we are a substantial shareholder. To incent you to carry out your duties to the best of your ability, we agree with you as follows:

         1. We hereby grant you options ("Options") to purchase from us 100,000 shares of BriteSmile common stock at a purchase price of $1.50 per share on the terms and conditions set froth in this letter.

         2. Your rights to exercise such Options shall vest and become exercisable only if you enter into a consulting agreement with BriteSmile on or before September 15, 1999.

         3. You must exercise any and all Options that you have the right to exercise no later than August 31, 2004. Any Options not so exercised shall lapse and no longer be exercisable.

         4. The Options shall not be assignable or transferable by you any may be exercised only by you or your estate.

         5. Nothing herein shall create any right to future or continued employment between you and BriteSmile, and no termination of your consulting with BriteSmile, whether with or without cause, shall give you any rights against us or BriteSmile with respect to the Options except as expressly set forth herein.

         If you are in agreement with the foregoing, please so indicated by signing a copy of this letter and returning it to us as soon as possible. After September 15, 1999 this document and the grant of options set forth herein is no longer valid unless previously executed by you and received by us.

                                        Very truly yours,

                                        LCO INVESTMENTS LIMITED


                                        By: /s/ A. M. PILARO
                                            ---------------------------------
                                             Chairman

Accepted and Agreed
August 17, 1999


/s/ HARRY R. THOMPSON
-------------------------------
HARRY R. THOMPSON

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